Exhibit 99.1

Contact:	Matthew Skelly Vice President Investor Relations 1845 Walnut Street Philadelphia, PA 19103 (877) 950-7473 (215) 561-5692 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.

SUCCESSFULLY INCREASES REVOLVING CREDIT FACILITY

Philadelphia, PA, May 31, 2012 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”, “Atlas Pipeline”, or the “Partnership”) announced today that the Partnership has successfully amended its revolving credit facility which significantly increases the Partnership’s borrowing capacity, extends the term of the facility, and lowers borrowing costs. The amended five year facility now matures on May 31, 2017, has an initial borrowing capacity of $600 million, and contains an accordion feature of up to an additional $200 million which, if exercised, will increase total available capacity to $800 million. This facility represents an increase of over 77% in total potential borrowing capacity over the existing revolving credit facility.

The amended facility includes a reduction in borrowing costs for the Partnership, which, similar to the existing facility, is based on total leverage at the Partnership. The amended facility is structured with a reduction of 50 basis points at each leverage tier as compared to the current facility. Atlas Pipeline is also welcoming 8 new banks to the facility, which was substantially oversubscribed. ABN AMRO Capital, BB&T Company, Goldman Sachs Bank, Sovereign Bank, Regions Bank, OneWest Bank, Cadence Bank, and F&M Bank & Trust Company have now become participants in the facility. These new participants bring the total number of banks in the facility to 19 institutions. Wells Fargo acted as lead arranger and continues as the administrative agent for the facility.

“We are very pleased to successfully execute this amendment to our revolving credit facility and welcome the new participants. Maintaining our strong balance sheet and significant liquidity are core principals of Atlas Pipeline as we continue to pursue our objectives of operating aggressively while employing fiscal conservatism. This amended facility contains numerous benefits to the Partnership and our unitholders, including reducing borrowing costs, extending the term, and providing increased liquidity. This amendment is another step in our financial plan as we continue to execute on high returning capital projects in our existing footprint and to maintain flexibility for pursuing additional opportunities outside of our core areas. I would like to thank all of the institutions for their strong support,” stated Trey Karlovich, Chief Financial Officer of the Partnership.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, and northern and western Texas, APL owns and operates seven active gas processing plants as well as approximately 9,000 miles of active intrastate gas gathering pipeline. APL also has a 20% interest in the West Texas LPG Pipeline Limited Partnership, which is operated by Chevron Corporation. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner interest, all of the incentive distribution rights, and approximately 64% of the limited partner interests in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 11% limited partner interest. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity process and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

2